Exhibit 10.33

Performance-Based Restricted Stock Unit Award Agreement
2012 Long-term Incentive Plan Award

Throughout this Award Agreement (“Agreement”) we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

1. Award of Restricted Stock Units
On February 22, 2012 (the “Date of Grant”), the Compensation Committee of the Board of Directors of Sprint Nextel (the “Compensation Committee”) granted you an Award of the number of Restricted Stock Units (“RSUs”) shown above under the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this Agreement, an RSU represents the right for you to receive from us one share of Common Stock and dividends.

2. Performance Adjustment
Your RSUs are subject to the Corporation's achievement against financial objectives, as established by the Compensation Committee, during the three-year performance period (2012 through 2014). Subject to the discretion of the Compensation Committee, your RSUs will be adjusted (either 0% or 100%) as soon as reasonably practicable following the performance period based on achievement on each objective as weighted [and the 162(m) objective] For Section 16 Officers only. (your “Adjusted RSUs).”

3. Restriction Period
Subject to the terms and conditions of this Award, and conditioned on you continuously serving as our Employee to the earlier of the following dates except as provided in paragraph 4 below, you will become vested in your Adjusted RSUs on the third anniversary of the Date of Grant (or the date of the performance adjustment under paragraph 2 if later) or, if earlier, in your unadjusted RSUs on the date vesting is accelerated as described in paragraph 5 below (in either case, the “Vesting Date”).

4. Forfeiture of RSUs; Continued Vesting
You will forfeit unvested RSUs immediately after your Termination Date, unless your Termination Date is on or after the later of your 65th birthday and the second anniversary of the Date of Grant, in which case you will not forfeit your unvested RSUs, the continuation of employment requirement in paragraph 3 shall not apply and your Adjusted RSUs shall be prorated based on your Termination Date as compared to the entire performance period. Termination Date means the later of (a) the last day of your relationship with us as a common-law employee as reflected on our payroll records, and (b) if after your involuntary termination you receive severance from us paid according to our payroll cycle (i.e., not in a lump sum), the last day of your severance pay period.

5. Acceleration of Vesting
Unvested RSUs may vest before the time at which they would normally become vested - that is, the vesting of RSUs may accelerate. Accelerated vesting occurs under the following circumstances:

___________________________
1 For Section 16 Officers only.

Event	Condition for acceleration	Effective date of acceleration
Death	If you die.	Date of your death.
Disability	If you have a Separation from Service under circumstances that make you eligible for benefits under the company's long-term disability plan.	Your Separation from Service (or immediately after the Six-Month Payment Delay if you are a “specified employee” subject to this delay).
Change in Control
If you have a Separation from Service during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Nextel Separation Plan, the CIC Severance Plan, or your employment agreement (if applicable).
Your Separation from Service (or immediately after the Six-Month Payment Delay if you are a “specified employee” subject to this delay).

Separation from Service is defined in the Plan. Generally, it means the date of your termination of employment with us. To contrast the date of your Separation from Service from your Termination Date, if you are involuntarily terminated and receive severance pay from us, your Separation from Service would occur on the last day you actually worked for us and your Termination Date would occur on the last day of your severance pay period.

CIC Severance Plan means the Sprint Nextel Corporation Change in Control Plan, as it may be amended from time to time, or any successor plan. CIC Severance Protection Period is defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant's death.

Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to paragraph 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.

6. Dividends
If cash dividends are paid on the Common Stock underlying Adjusted RSUs, which you hold on the dividend record date as determined retrospectively, you will receive a cash payment equal to the amount of the dividend that would be paid on such Common Stock as soon as practicable after the Delivery Date but in no event later than 45 days after such date.

If non-cash dividends are paid on the Common Stock underlying such RSUs, the Compensation Committee, in its sole discretion, may (1) adjust the RSUs as described in paragraph 10 of this Agreement; or (2) provide for distribution of the property distributed in the non-cash dividend, in which case your vesting and delivery date for the property distributed on the Common Stock underlying your RSUs will be Delivery Date (see below).

7. Delivery Date; Market Value Per Share
The Delivery Date (the date as of which we distribute to you the Common Stock underlying your vested RSUs) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your vested

RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date.

8. Transfer of your RSUs and Designation of Beneficiaries
Your RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of Sprint Nextel. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

9. Plan Terms
All capitalized terms used in this Agreement that are not defined in this Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI.

10. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

11. Amendment; Discretionary Nature of Plan
This Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

12. Data Privacy
By entering into this Agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

13. Governing Law
This Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless counsel for the Corporation is satisfied that such delivery will be in compliance with all applicable laws.

14. Severability
The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

15. Taxes
You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. The Company is authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.
16. Entire Agreement
You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated April 2010 (the “Information Statement”) available at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Agreement, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Agreement, along with the Information Statement and the Plan, contain the entire understanding of the parties.

Sprint Nextel Corporation

By: ________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933